Exhibit 99.1

Heska Corporation
Jon Aagaard
Investor Relations
970.619.3033
investorrelations@heska.com

Heska Corporation Reports Fourth Quarter and Full Year 2020 Results
Full Year Sales Up 60.9% - Fourth Quarter Sales Up 90.5% - Full Year Subscriptions Up 25%
2021 Outlook Revenue Raised, Key Strategic Initiatives Reaffirmed

LOVELAND, CO, February 23, 2021 -- Heska Corporation (NASDAQ: HSKA; “Heska” or “Company”), a leading provider of advanced veterinary diagnostic and specialty products, reported financial results in two segments (North America and International) for its fourth quarter and full year ended December 31, 2020. Point of Care is "POC" and scil animal care company GmbH is "scil" in this release. The scil acquisition was completed April 1, 2020.
Fourth Quarter and Full Year 2020 and Year Over Year ("YOY") Metrics
$ in millions except Earnings Per Share ("EPS")

	Q4 ($)	Q4 (%) YOY	FY ($)	FY (%) YOY
Consolidated Revenue	$64.3	90.5%	$197.3	60.9%
North America Revenue	$40.0	29.3%	$131.1	13.6%
International Revenue	$24.3	[1]	$66.3	[1]

	Q4 (%)	Q4 YOY bps[2]	FY (%)	FY YOY bps[2]
Consolidated Gross Margin	41.3%	-560	41.2%	-320
Net income (loss) margin[3]	4.5%	960	(7.1)%	-620
Adjusted EBITDA Margin[4]	13.4%	220	11.3%	280

	Q4	Q4 (%) YOY	FY	FY (%) YOY
Net income (loss) attributable to Heska	$2.5	[1]	$(14.4)	[1]
EPS, Diluted	$0.25	[1]	$(1.66)	[1]
Non-GAAP EPS, Diluted[4]	$0.72	[1]	$0.74	51.0%

1 Comparable percentage variances are not meaningful because of the impact of acquisitions. 2 "bps" is basis points. 3 Net income (loss) used for comparison represents the "Net income (loss) before equity in losses of unconsolidated affiliates." 4 See “Use of Non-GAAP Financial Measures” and related reconciliations provided below.
Fourth Quarter and Full Year 2020 Highlights
•Record quarterly and annual revenue growth.
•North America POC Lab Consumables sales up 15.5% in Q4. Up 11.2% year-over-year, ahead of 2020 Outlook (8%-10%).

•Full year number of subscriptions up 25%. Key subscription metrics outpaced Company expectations.
•Year over year, North America sales rose 29.3% at 47.5% gross margin in the fourth quarter and 13.6% at 46.5% gross margin for the full year (+120 bps compared to prior year). As anticipated, consolidated gross margin was impacted by acquired lower margin in the International segment, which Heska continues to see as an opportunity. International sales and gross margin exceeded Company targets.
•Key projects have advanced in-line with previously communicated schedules for commercial release throughout 2021, including Element AIM, Element RCX, Element RC3X, Element i+, Element COAG+, and Heska's new digital cytology specialist services.

Kevin Wilson, Heska’s Chief Executive Officer and President commented, “I am so proud of what our teams have accomplished in a very short time. Heska has doubled our geography and customer base, doubled our addressable products and revenue streams, moved to the top of the innovation-value chain, strengthened every aspect of our capability, and created substantial enterprise value and optionality, all while delivering great current period results and balance sheet strength. We are a fully transformed company ready to capture outsized growth in the most exciting area (diagnostics) of pet healthcare, which is itself a market in a broad and multi-decades growth period. Heska finished 2020 with record quarterly and full year sales driven by the 'right' factors, including wins in subscriptions and market share, POC Lab Consumables, and International integration and execution. We saw healthy growth driven by healthy end markets that continue to need more of what Heska has unique capability to offer, all of which forms a great foundation to continue to upscale revenue and profitability in this second half of our Act Two plan. Our teams are ready, our position is the best in our history, our products and services are launching, and our customers and end markets are healthy. With these things in mind, even though we continue to expect intense response from very strong competitors, we are increasing our 2021 Outlook for sales and forecasting robust growth in subscriptions and consumables. This year (and next) is going to be fun."

Subscription Performance
POC Lab Diagnostics is Heska’s largest, highest margin, and fastest growing business. POC Lab Diagnostics subscriptions performed above 2020 Outlook.

Year	Active Subscriptions	% Growth	Months Under Subscription	% Growth	Min CSV (Million)[1]	% Growth
2013	370
2014	730	97%
2015	1,235	69%	54,200		$38.0
2016	1,665	35%	68,750	27%	$51.0	34%
2017	1,950	17%	75,950	10%	$56.4	11%
2018	2,175	12%	90,844	20%	$71.9	28%
2019	2,376	9%	100,249	10%	$101.6	41%
2020 Total Outlook	2,702	14%	108,212	8%	$127.7	26%
2020 Total Actual	2,980	25%	124,695	24%	$131.4	29%
2021 Total Outlook	3,715	25%	154,964	24%	$154.1	17%

2020 Total Actual	2,980	25%	124,695	24%	$131.4	29%
2020 North America	2,645	11%	109,141	9%	$121.0	19%
2020 International	335		15,554		$10.4
2021 Total Outlook	3,715	25%	154,964	24%	$154.1	17%
2021 North America Outlook	2,880	9%	118,964	9%	$130.0	7%
2021 International Outlook	835	149%	36,000	131%	$24.1	132%
1 Contract subscription value includes individual subscriber minimums as estimates for corporate sites active.
POC Lab Diagnostics Subscriptions. Heska outperformed key 2020 Outlook subscription metrics, delivering: (1) Active Subscriptions to 2,980 (+25%), (2) Months Under Subscription to 124,695 (+24%), and (3) Minimum CSV to $131.4 million (+29%). These results affirm end market demand, health in Heska's install base and retention, positive new analyzer adoption and mix, above target success with high volume hospitals, healthy pricing, and confidence in accounts to increase utilization commitments for Heska diagnostics products over long time periods.

POC Lab Diagnostics Subscriptions 2021 Outlook. Heska anticipates a continuation of rapid subscriptions growth in 2021, similar to 2020, with steady gains in North America combined with significant expansion of subscriptions in our new International segment to achieve in 2021: (1) Active Subscriptions to 3,715 (+25%), (2) Months Under Subscription to 154,964 (+24%), and (3) Minimum CSV to $154.1 million (+17%). Regarding International subscriptions in 2021, Heska made a similar effort in North America in 2013-2015. Today in International, Heska has much better infrastructure, teams, products, installed base, market share, market opportunity, and margins, all of which are now more supportive than in the 2013 campaign, leading us to forecast faster International subscriptions growth than our historical North America in 2013-2015 actuals. Subscriptions 2021 International Outlook is: (1) Active Subscriptions to 835 (+149%), (2) Months Under Subscription to 36,000 (+131%), and Minimum CSV to $24.1 million (132%).

Fourth Quarter and Full Year Financial Results
Revenue
North America Segment Revenue

	Q4 ($)	Q4 (%) YOY	FY ($)	FY (%) YOY
North America Revenue	$40.0	29.3%	$131.1	13.6%
POC Lab Instruments & Other	$4.3	26.9%	$13.7	1.6%
POC Lab Consumables	$16.0	15.5%	$59.2	11.2%
POC Imaging	$7.7	(1.7)%	$20.7	(4.6)%
PVD[1]	$5.0	73.7%	$19.8	80.6%
OVP[2]	$7.0	135.3%	$17.7	10.0%
1 "PVD" is Pharmaceuticals, Vaccines and Diagnostic, and includes allergy testing and therapeutics.
2 "OVP" is former Other Vaccines and Pharmaceuticals segment, and includes contract manufacturing products.

International Segment Revenue

	Q4 ($)	Q4 (%) YOY	FY ($)	FY (%) YOY
International Revenue	$24.3	[1]	$66.3	[1]
POC Lab Instruments & Other	$2.4	[1]	$7.8	[1]
POC Lab Consumables	$10.9	[1]	$32.4	[1]
POC Imaging	$9.7	[1]	$22.5	[1]
PVD	$1.2	70.3%	$3.6	27.0%
1 Comparative calculations are not meaningful as International segment is primarily related to the acquisitions of CVM Diagnostico Veternario S.L. and CVM Ecografia S.L. ("CVM") and scil.
Note: Numbers may not foot due to rounding.

Profitability
Total operating expenses in the fourth quarter and full year of 2020 were $25.9 million and $89.5 million, respectively, compared to $15.1 million and $54.1 million in the fourth quarter and full year of 2019, respectively. The increase is driven primarily by the impact related to the consolidation of our acquisitions' operations, one-time acquisition related costs, increased depreciation and amortization expenses as a result of purchase accounting adjustments, and higher stock-based compensation expense.

Net income and diluted EPS for the fourth quarter were impacted by an immaterial out of period error (credit) recorded during the fourth quarter of $2.5 million relating to non-cash interest expense and an income tax benefit as compared to the prior year fourth quarter. Net Income and diluted EPS for the full year of 2020 were impacted by transaction costs, interest associated with convertible debt, and other expenses relating primarily to the acquisition of scil. Non-GAAP diluted EPS was positively impacted by acquisitions and leveraged operating costs.
Liquidity
We continue to demonstrate a strong liquidity position with cash of $86.3 million.

2021 Outlook
The table below introduces fiscal year 2021 guidance ("2021 Outlook") for revenue and adjusted EBITDA margin:

2021 Outlook
Consolidated Revenue	$225-$235 million
POC Lab Revenue	$135-$145 million
POC Imaging Revenue	$50-$60 million
Adjusted EBITDA Margin[1]	~8%
Dollars in millions. 2021 Outlook are forward looking statements. Foreign currency exchange rate assumptions for 2021 are (in U.S. dollars): Euro $1.14 and Canadian dollar $0.75
1 Excludes estimates for taxes, interest, depreciation and amortization, purchase accounting, acquisition and other one-time costs, and stock-based compensation. Heska is unable to provide a reconciliation of the non-GAAP guidance measure to the corresponding GAAP measure on a forward-looking basis without unreasonable effort due to the high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant impact on future GAAP results. Heska believes the non-GAAP presentation is more in-line with future ongoing operating performance.

•We anticipate approximately 60%-65% of full year 2021 Outlook consolidated revenue to come from the North America segment, which includes an estimated POC Lab Consumable growth rate of more than 10%. Revenue from PVD and OVP are expected to remain relatively consistent with 2020 reported results.
•The remaining 40%-45% of full year 2021 Outlook consolidated revenue to come from our International segment, which includes an estimated POC Lab Consumable growth rate of more than 35%.

Commitment to Corporate Responsibility and Stewardship
Heska is committed to corporate responsibility and stewardship. Driven by oversight from Heska's Board of Directors and executive leadership, we are promoting and engaging environmental, social and governance ("ESG") priorities throughout the organization to align activities and resources with sound practices and accountability. In so doing, we will build upon our strengths, hold ourselves to high standards, engage with our stakeholders, foster a culture that values and benefits from diversity and inclusion, enhance sustainability in our products, facilities and operations, and contribute to the communities we serve. Over the coming quarters, we will develop the necessary framework, roadmap and objectives to advance our progress in this area.

Conference Call
Heska management will conduct a conference call on February 23, 2021 at 9:00 a.m. MT (11:00 a.m. ET) to discuss the fourth quarter and full year 2020 financial results. The conference call may be accessed by dialing 1-800-289-0438 within the United States and 1-323-794-2423 outside of the United States. The conference call access number is 2578626. The call will also be broadcast at https://ir.heska.com/events/. To participate, simply log-in to the event at least ten minutes prior to the call to register and download any necessary audio software. A telephone replay of the conference call will be available until March 9, 2021. The telephone replay may be accessed by dialing 1-844-512-2921 within the United States or 1-412-317-6671 outside of the United States. The replay access number is 2578626.  The webcast will also be archived on www.heska.com for 90 days.
About Heska
Heska Corporation (NASDAQ: HSKA) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through its two business segments: North America and International. Both segments include Point of Care Lab testing instruments and consumables, digital imaging products, software and services, data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The North America segment also includes private label vaccine and pharmaceutical production under third-party agreements and channels, primarily for herd animal health.

Forward-Looking Statements
This document contains forward-looking information related to the Company. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. All of the statements in this document, other than historical facts, are forward-looking statements and are based on a number of assumptions that could ultimately prove inaccurate and cause actual results to materially deviate from forward-looking statements. Forward-looking statements in this document include, among other things, statements with respect to Heska's future financial and operating results, future sales and growth rates, sales split percentages, sales geography percentages, market share, and strategic goals, the anticipated benefits of the scil acquisition; anticipated investments and growth; and the number of customers that the Company will be able to acquire and retain. Such statements are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to, risks and uncertainties related to the ability to achieve the anticipated benefits of the scil acquisition; supplier availability, competing suppliers, any product’s ability to perform and be recognized as anticipated, in particular when such product is under development; Heska’s ability to sell and market its products in an economically sustainable fashion, including related to varying customs, cultures, languages and sales cycles and uncertainties with foreign political and economic climates; the Company’s ability to integrate the acquired scil business within its existing operations; and new product development and release schedules.

Other factors that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements include, among others, risks and uncertainties related to: the impact of the COVID-19 pandemic on consumer demand, our global supply chain and our financial and operational results; the success of third parties in marketing our products; outside business interests of our Chief Executive Officer; our reliance on third party suppliers and collaborative partners; our dependence on key personnel; our dependence upon a number of significant customers; competitive conditions in our industry; our ability to market and sell our products successfully; expansion of our international operations; the impact of regulation on our business; the success of our acquisitions and other strategic development opportunities; our ability to develop, commercialize and gain market acceptance of our products; cybersecurity incidents and related disruptions and our ability to protect our stakeholders’ privacy; product returns or liabilities; volatility of our stock price; our ability to service our convertible notes and comply with their terms. Such factors are set forth under “Risk Factors” in the Company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q.
Use of Non-GAAP Financial Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also present fourth quarter and full year 2020 and fourth quarter and full year 2019 EBITDA (net income before income taxes, interest, depreciation and amortization), and Adjusted EBITDA, Adjusted EBITDA Margin, Non-GAAP earnings per share and adjusted effective tax rate, excluding acquisition and other one-time charges, which are non-GAAP measures. These measures should be viewed as a supplement to (not substitute for) our results of operations presented under U.S. GAAP. The non-GAAP financial measures presented may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner. A reconciliation of non-GAAP financial measures and most directly comparable GAAP financial measures is included in this release. Our management has included these measures to assist in comparing performance from period to period on a consistent basis.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue, net	$64,322	$33,767	$197,323	$122,661
Cost of revenue	37,748	17,937	116,033	68,212
Gross profit	26,574	15,830	81,290	54,449

Operating expenses:
Selling and marketing	10,754	7,221	38,468	27,678
Research and development	2,751	2,103	8,772	8,240
General and administrative	12,390	5,731	42,242	18,204
Total operating expenses	25,895	15,055	89,482	54,122
Operating income (loss)	679	775	(8,192)	327
Interest and other (income) expense, net	(752)	1,978	5,601	2,910
Income (loss) before income taxes and equity in losses of unconsolidated affiliates	1,431	(1,203)	(13,793)	(2,583)
Income tax (benefit) expense:
Current income tax expense	1,355	247	1,780	359
Deferred income tax (benefit) expense	(2,809)	273	(1,541)	(1,805)
Total income tax (benefit) expense	(1,454)	520	239	(1,446)

Net income (loss) before equity in losses of unconsolidated affiliates	2,885	(1,723)	(14,032)	(1,137)
Equity in losses of unconsolidated affiliates	(420)	(139)	(720)	(594)
Net income (loss) after equity in losses of unconsolidated affiliates	2,465	(1,862)	(14,752)	(1,731)
Net loss attributable to redeemable non-controlling interest	—	(134)	(353)	(266)
Net income (loss) attributable to Heska Corporation	$2,465	$(1,728)	$(14,399)	$(1,465)

Basic earnings (loss) per share attributable to Heska Corporation	$0.27	$(0.23)	$(1.66)	$(0.20)
Diluted earnings (loss) per share attributable to Heska Corporation	$0.25	$(0.23)	$(1.66)	$(0.20)

Weighted average outstanding shares used to compute basic earnings (loss) per share attributable to Heska Corporation	9,147	7,514	8,653	7,446
Weighted average outstanding shares used to compute diluted earnings (loss) per share attributable to Heska Corporation	9,750	7,514	8,653	7,446

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2020	2019
	(UNAUDITED)
ASSETS

Current Assets:
Cash and cash equivalents	$86,334	$89,030
Accounts receivable, net of allowance for losses of $769 and $186, respectively	31,080	15,161
Inventories	40,037	26,601
Net investment in leases, current, net of allowance for losses of $192 and $105, respectively	4,794	3,856
Prepaid expenses	3,875	2,219
Other current assets	5,155	3,000
Total current assets	171,275	139,867

Property and equipment, net	35,542	15,469
Operating lease right-of-use assets	5,457	5,726
Goodwill	88,276	36,204
Other intangible assets, net	55,992	11,472
Deferred tax asset, net	5,694	6,429
Net investment in leases, non-current	15,789	14,307
Investments in unconsolidated affiliates	6,704	7,424
Related party convertible note receivable, net	6,671	—
Other non-current assets	8,439	7,526
Total assets	$399,839	$244,424

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$15,119	$6,600
Accrued liabilities	18,055	6,345
Accrued purchase consideration payable	—	14,579
Operating lease liabilities, current	2,087	1,745
Deferred revenue, current, and other	6,854	2,930
Total current liabilities	42,115	32,199

Convertible note, non-current, net	$48,459	$45,348
Deferred revenue, non-current	4,667	5,966
Other long-term borrowings	554	1,121
Operating lease liabilities, non-current	3,858	4,413
Deferred tax liability	11,856	691
Other liabilities	1,277	152
Total liabilities	112,786	89,890

Redeemable non-controlling interest and mezzanine equity	—	170

Total stockholders' equity	287,053	154,364
Total liabilities, mezzanine equity and stockholders' equity	$399,839	$244,424

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
($ in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)[1]	$2,885	$(1,723)	$(14,032)	$(1,137)
Income tax (benefit) expense	(1,454)	520	239	(1,446)
Interest (income) expense	(776)	2,075	5,767	2,428
Depreciation and amortization	3,344	1,157	11,385	4,916
EBITDA	$3,999	$2,029	$3,359	$4,761

Acquisition-related and other one-time costs[2]	$2,458	$424	$9,837	$981
Stock-based compensation	2,560	1,343	9,490	4,968
Equity in losses of unconsolidated affiliates	(420)	(139)	(720)	(594)
Net loss attributable to non-controlling interest	—	134	353	266
Adjusted EBITDA	$8,597	$3,791	$22,319	$10,382
Net income (loss) margin[3]	4.5%	(5.1)%	(7.1)%	(0.9)%
Adjusted EBITDA margin[3]	13.4%	11.2%	11.3%	8.5%

1 Net income (loss) used for reconciliation represents the "Net income (loss) before equity in losses of unconsolidated affiliates."

2 To exclude the effect of one-time charges of $2.5 million and $9.8 million for the three months and year ended December 31, 2020, respectively, compared to $0.4 million and $1.0 million for the three months and year ended December 31, 2019, respectively. These costs were incurred primarily as part of the acquisition of scil.

3 Net income (loss) margin and adjusted EBITDA margin are calculated as the ratio of net income (loss) and adjusted EBITDA to revenue.

HESKA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME PER DILUTED SHARE
(shares in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP net income attributable to Heska per diluted share	$0.25	$(0.23)	$(1.66)	$(0.20)
Acquisition-related costs and other one-time costs[1]	0.25	0.05	1.04	0.12
Amortization of acquired intangibles[2]	0.17	0.04	0.55	0.16
Purchase accounting adjustments related to inventory and fixed asset step up3	0.01	—	0.08	—
Amortization of debt discount and issuance costs	(0.15)	0.19	0.33	0.23
Stock-based compensation expense	0.26	0.17	1.00	0.62
Loss on equity investee transactions	0.04	0.02	0.08	0.07
Estimated income tax effect of non-GAAP adjustments[4]	(0.11)	(0.14)	(0.68)	(0.51)
Non-GAAP net income per diluted share	$0.72	$0.10	$0.74	$0.49

Shares used in diluted per share calculations	9,750	8,036	9,451	7,977

1 To exclude the effect of one-time charges of $2.5 million and $9.8 million for the three months and year ended December 31, 2020, respectively, compared to $0.4 million and $1.0 million for the three months and year ended December 31, 2019, respectively. These costs were incurred primarily as part of the acquisition of scil.

2 To exclude the effect of amortization of acquired intangibles of $1.6 million and $5.2 million in the three months and year ended December 31, 2020, compared to $0.3 million and $1.3 million in the three months and year ended December 31, 2019. These costs were incurred as part of the purchase accounting adjustments for the acquisitions of scil, Optomed and CVM.

3 To exclude the effect of purchase accounting adjustments for inventory step up amortization of $0.1 million and depreciation related to the step-up of fixed assets of $0.7 million for the three months and year ended December 31, 2020.

4 Represents income tax expense utilizing an estimated effective tax rate that adjusts for non-GAAP measures including: acquisition-related and other one-time costs (excluding items which are not deductible for tax of $60 thousand and $4.0 million for the three months and year ended December 31, 2020, respectively), amortization of acquired intangibles, purchase accounting adjustments, amortization of debt discount and issuance costs, and stock-based compensation. This incorporates the tax expense related to stock-based compensation of $0.3 million for the three months ended December 31, 2020 and tax benefits related to stock based compensation of $0.2 million for the year ended December 31, 2020, respectively, compared to benefits of $0.2 million and $1.7 million for the three months and year ended December 31, 2019, respectively. Adjusted effective tax rates are approximately 25% for the three months and year ended December 31, 2020 and 24% for the three months and year ended December 31, 2019.